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                                                                    Exhibit 10.1

                            Houghton Mifflin Company
                               222 Berkeley Street
                                Boston, MA 02116

June 29, 2003


Mr. Hans Gieskes
c/o Houghton Mifflin Company
222 Berkeley Street
Boston, MA  02116

Dear Hans:

We have discussed a mutually-agreed separation which will be consistent both with the long-range strategic plans of Houghton Mifflin Company ("Houghton Mifflin") and with your wish at this time to reduce your work commitments in order to pursue other interests. The purpose of this letter is to confirm your resignation as of June 30, 2003, (the "Separation Date") and your agreement with Houghton Mifflin concerning your severance arrangements, as follows:

1. RESIGNATION. You hereby resign your employment, and all positions and offices held by you, with Houghton Mifflin and any of its Affiliates (as hereafter defined), effective as of the Separation Date. Houghton Mifflin will take actions in reliance on your resignation and it is agreed that it is irrevocable.

2. FINAL PAY. On Houghton Mifflin's next regular payday following the Separation Date, Houghton Mifflin will pay you any base salary earned but not paid for the final payroll period of your employment, through the Separation Date. You will also receive at that time $36,923, representing full pay for the sixteen vacation days you had earned, but not used, as of the Separation Date.

3. SEVERANCE BENEFITS. In consideration of your acceptance of this Agreement and subject to your meeting your obligations under it and your surviving obligations under the Employment Agreement incorporated by reference below, you will be provided the following:

      a. Houghton Mifflin will pay you $980,000, representing twelve months of severance pay, payable in a single lump sum within fifteen business days following the effective date of this Agreement.

      b. Houghton Mifflin will pay you severance pay at the rate of $81,666.67 per month for the period of twenty-four months following the Separation Date. Payments will be made in accordance with the regular pay practices of Houghton Mifflin
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            and will begin on the next regular payday following the Separation
            Date or, if this Agreement has not taken effect at that time, on the next regular payday following the effective date hereof, but with the first payment retroactive to July 1, 2003.

      c. Houghton Mifflin will pay you a bonus for 2003 in the amount of $210,000, payable within fifteen business days following the Separation Date.

      d. Houghton Mifflin will continue your participation, and that of your eligible dependents, in its group health and dental plans for the period of thirty-six months following the Separation Date (the "Severance Benefit Period") and will pay the full premium cost of that participation. Your rights, and those of your eligible dependents, to continued participation under the federal law known as "COBRA" shall run concurrently with the first eighteen months of coverage hereunder.

      e. Houghton Mifflin will provide you coverage under its executive term life insurance plan in the face amount of $4.9 Million Dollars, and will pay the full premium cost of that coverage, during the Severance Benefit Period.

      f. Provided that the premium payments paid by Houghton Mifflin in accordance with subparagraph 3(e), immediately above, constitute income to you, Houghton Mifflin will make payments to you to cover your income tax liability for those premium payments (the "tax gross up payments"), with the tax gross up payments being determined by the same formula which Houghton Mifflin utilizes for all other senior executives for whom it is making premium payments under its executive term life insurance plan and the timing of the tax gross up payments to you being the same as the timing of such payments to other former senior executives.

      g. Houghton Mifflin will reimburse you for the reasonable premium cost of long-term disability insurance for you during the Severance Benefit Period providing monthly benefits for a covered disability not to exceed $25,000 per month and otherwise as comparable to the terms of the long-term disability coverage provided during your employment as is reasonably obtainable, provided you obtain this coverage and provide supporting documentation as reasonably requested by Houghton Mifflin from time to time.

      h. Houghton Mifflin will pay the cost, up to $5000 per year, of continued financial planning and tax preparation services to you during the Severance Benefit Period.

      i. Houghton Mifflin will use its best efforts to enable you to continue to have playing privileges at the Boston T.P.C. golf course during the Severance Benefits Period, to a maximum cost to Houghton Mifflin of $7600 per year. It is understood, however, that you will cease to be the designated member of Houghton Mifflin at that golf course as of the Separation Date.
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      j.    Houghton Mifflin will transfer ownership to you of the notebook computer and Blackberry(R) hardware provided for your business use immediately prior to the Separation Date, subject to removal, by its information technology department, of all information confidential or proprietary to Houghton Mifflin and its Affiliates and any software that cannot be licensed to you and subject, with respect to the Blackberry(R), of your assumption of any user or service fees therefor.

      k. Houghton Mifflin will reimburse your attorneys' fees incurred in the negotiation and preparation of this Agreement, to a maximum of $20,000, subject to receipt of reasonable documentation and substantiation of those fees.

4. WITHHOLDING. All payments by Houghton Mifflin under this Agreement will be reduced by all taxes and other amounts that Houghton Mifflin is required to withhold under applicable law and all other deductions authorized by you.

5. ACKNOWLEDGEMENT OF FULL PAYMENT AND STATUS OF BENEFITS. You agree that payment by Houghton Mifflin in accordance with the terms of this Agreement shall be in full and complete satisfaction of any and all compensation of any kind or description which is now or might hereafter have become owing to you for services rendered by you during your employment with Houghton Mifflin, including without limitation bonus compensation and stock options or other equity. You will not continue to earn vacation or other paid time off after the Separation Date and, except as expressly provided under paragraphs 3(d) and 3(e) above, your participation in all employee benefit plans and programs of Houghton Mifflin will end as of the Separation Date in accordance with the terms of those plans and programs.

6.    YOUR CONTINUING OBLIGATIONS.

      a. You agree to provide one week of transition services to Houghton Mifflin during the period July 1, 2003 to July 7, 2003, inclusive, for which you will be compensated in the amount of $10,770.

      b. Subparagraph 5(c) ("Promise Not to Engage in Certain Activities") of the Employment Agreement is hereby amended such that, following the Separation Date, the restrictions on your activities specified thereunder shall apply only with respect to the K-12 and college publishing businesses of Pearson, plc, Reed Elsevier plc, John Wiley & Sons, Inc., Verlagsgruppe Georg von Holtzbrinck, GmbH and the McGraw-Hill Companies, as conducted by any of the afore-named entities or by one or more of their Affiliates.

      c. Paragraph 5 ("Covenants") of the Employment Agreement, with the amendment to subparagraph 5(c) thereof set forth immediately above, and those other provisions of the Employment Agreement necessary or desirable for the enforcement of your obligations under Paragraph 5 of the Employment Agreement, including without limitation Paragraph 6 thereof, are hereby
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            incorporated by reference and your obligations under Paragraph 5 shall continue in full force and effect in accordance with its terms, as hereby amended.

7.    DEFINITIONS. As used in this Agreement:

      "Affiliates" means, with respect to any Person, all other Persons directly or indirectly controlling, controlled by or under common control with that Person, where control may be by either management authority or equity interest.

      "Employment Agreement" means the letter agreement between you and Houghton Mifflin dated May 23, 2002 with respect to the terms of your employment.

      "Person" means an individual, a corporation, a limited liability company, an association, a partnership (including a limited partnership), an estate, a trust and any other entity or organization.

8.    RELEASE OF CLAIMS.

      a. This Agreement is in complete and final settlement of any and all cause of action, rights or claims, whether known or unknown, that you have had in the past, now have, or might now have, in any way related to, connected with or arising out of your employment or the termination of that employment or pursuant to any federal, state or local law, regulation or other requirement and you hereby release and forever discharge Houghton Mifflin and its Affiliates and all of their respective directors, shareholders, officers, members, managers, general and limited partners, employees, agents, representative, successors and assigns, and all other connected with any of them, both individually and in their official capacities, from any and all such causes of action, rights and claims. Excluded from the scope of this release of claims, however, are (i) any right to defense and/or indemnification that you have under the by-laws of Houghton Mifflin or the charter or by-laws of Houghton Mifflin Holdings, Inc. or under any existing written agreement with them or any of their Affiliates providing indemnification for you against third party claims and (ii) any vested rights under any benefit plan of Houghton Mifflin in which you were participating on the Separation Date.

      b. This Agreement is in complete and final settlement of any and all cause of action, rights or claims, whether known or unknown, that Houghton Mifflin, its parent or subsidiaries (together, the "Releasors") have had in the past, now have, or might now have against you, in any way related to, connected with or arising out of your employment or the termination of that employment or pursuant to any federal, state or local law, regulation or other requirement and Houghton Mifflin, on behalf of the Releasors, hereby releases and forever discharge you, your heirs, beneficiaries, executors, administrators, personal representatives and assigns, from any and all such causes of action, rights and claims. Excluded from the scope of this release of claims, however, are any criminal or other intentional acts of wrongdoing and any acts of wrongdoing for personal gain.
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9.    ENFORCEMENT PROVISIONS

      a. In the event of a breach by you of Paragraph 5 of the Employment Agreement, as incorporated herein by reference and amended hereby, Houghton Mifflin shall be entitled to the same remedies under this Agreement as are provided to it under Paragraph 6 of the Employment Agreement, also incorporated herein by reference.

      b. In the event that Houghton Mifflin should fail to make any of the payments to be provided to you under paragraph 3(b) hereof, other than an inadvertent failure corrected within two business days after receipt of notice from you, you will be entitled to interest, at the prime rate, for the period of delay and your reasonable attorneys' fees for enforcement of your rights under paragraph 3(b) hereof; provided, however, that in the event Houghton Mifflin ceases payment to you under paragraph 3(b) due to an alleged breach of your obligations under Paragraph 5 of the Employment Agreement, incorporated herein and amended hereby, Houghton Mifflin shall not have any obligation to you under the preceding sentence unless and until there has been a final judgment by a court of competent jurisdiction that you have not breached those obligations.

10.   MISCELLANEOUS.

      a. This Agreement constitutes the entire agreement between you and Houghton Mifflin and supersedes all prior and contemporaneous communications, agreements and understandings, whether written or oral, with respect to your employment, its termination and all related matters, excluding only those provisions of the Employment Agreement incorporated herein by reference and Paragraph 10 (Indemnification) of the Employment Agreement, which shall remain in full force and effect in accordance with their terms.

      b. This Agreement may not be modified or amended, and no breach shall be deemed to be waived, unless agreed to in writing by you and an authorized representative of the Board of Directors of Houghton Mifflin. The captions and headings in this Agreement are for convenience only and in no way define or describe the scope or content of any provision of this Agreement. This is a Massachusetts contract and shall be governed and construed in accordance with the laws of the Commonwealth of Massachusetts, without regard to its conflict of law principles. This Agreement may be executed in two or more counterparts, each of which shall be an original and all of which together shall constitute one and the same instrument.

      c. In signing this Agreement, you give the Houghton Mifflin assurance that you have signed it voluntarily and with a full understanding of its terms; that you have had sufficient opportunity to consider this Agreement and to consult with your attorneys; and that, in signing this Agreement, you have not relied on any
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            promises or representations, express or implied, that are not set forth expressly in this Agreement.

If the terms of this Agreement are acceptable to you, please sign, date and return it to one of us no later than the Separation Date. At the time you sign and return this letter, or, if later, the date it is signed by us on behalf of Houghton Mifflin, this Agreement will take effect as a legally-binding agreement between you and Houghton Mifflin on the basis set forth above. If either of us is the last to sign this Agreement, we will promptly provide you an executed copy of it.

Sincerely,
HOUGHTON MIFFLIN COMPANY

By:  /s/ Mark Nunnelly              By:  /s/ Scott Sperling
         Mark Nunnelly                   Scott Sperling
         Director                        Director

Date:  June 29, 2003                Date:  June 29, 2003


Accepted and agreed:


Signature: /s/ Hans Gieskes
           ----------------
           Hans Gieskes


Date: June 29, 2003